                                                                    EXHIBIT 4.39

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is, notwithstanding the date of its execution, made effective as of the 31st day of August, 2004.

BETWEEN:

         PINE VALLEY MINING CORPORATION, a British Columbia company, having its principal business office at Suite 501 - 535 Thurlow Street, Vancouver, BC V6E 3L2.

         ("Pine Valley")

         JEFFREY M. FEHN, businessman, of 2432 Traymore Road, University Heights, OH, USA 44118.

         (the "Executive")

WHEREAS:

A. Pine Valley is in the business of exploring for coal deposits, developing and operating coal mines, and selling its coal production worldwide (the "Business");

B. Pine Valley has offered and the Executive has accepted the position of Chairman.

C. Pine Valley and the Executive have agreed to set out in writing the terms and conditions of the employment of the Executive with Pine Valley.

In consideration of the premises and the mutual agreements set forth below the parties hereto agree as follows:

1.   SERVICES, POSITION AND TERM

1.1 Pine Valley will employ the Executive, and the Executive will serve Pine Valley, on the terms and conditions set out herein.

1.2 The Executive will hold the position of Chairman, and perform those services normally or usually associated with the position of a senior executive officer with a public company, and such other duties consistent with the position of Chairman as may from time to time reasonably be delegated to the Executive by Pine Valley, including, without limitation, those detailed on Schedule "A" to this Agreement, (collectively, the "Services"). The Executive acknowledges that the effective performance of the Services may require that the Executive travel from time to time as required by Pine Valley.

1.3 The Executive will be employed to perform the Services for a term commencing on August 31, 2004 and the Executive's employment will continue until terminated in accordance with the provisions of this Agreement (the "Term").

2.   PERFORMANCE BY EXECUTIVE

The Executive will perform the Services in a competent and efficient manner and will devote the time and effort necessary to properly and fully perform the Services. The Executive will at all times act in the best interests of Pine Valley and will abide by all policies, practices and procedures of Pine Valley in effect from time to time.

3.   COMPENSATION AND BENEFITS

3.1  SALARY

Pine Valley will pay to the Executive an annual salary of CAD $150,000 (the "Salary"), less appropriate deductions and withholdings. Pine Valley will review the Salary from time to time during the Term and may, in its sole discretion, increase the Salary.

3.2  INCENTIVE PLANS

The Executive will be entitled to participate in those incentive compensation plans and programs as set out in Schedule "B" or such other incentive compensation plans and programs from time to time provided to the Executive by Pine Valley in Pine Valley's sole discretion (the "Plans and Programs"). The Plans and Programs may be modified or altered only as provided by those Plans or Programs or by mutual agreement of Pine Valley and the Executive.

3.3  BENEFITS

During the Term, Pine Valley will make available to the Executive, at his option, the benefits set out in Schedule "C" and any other benefits as may be provided by Pine Valley from time to time in its sole discretion (the "Benefits"). The Benefits, including any benefits that Pine Valley elects to provide in its sole discretion from time to time, may be modified or altered only by the mutual agreement of Pine Valley and the Executive.

3.4  EXPENSES

Pine Valley will reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive directly related to the performance by the Executive of the Services. The Executive will account for such expenses in accordance with the policies and directions of Pine Valley's board of directors.

4.   TERMINATION

4.1  DEFINITIONS

In this Agreement:

     (a) "DISABILITY" means the inability of the Executive to substantially perform the Services for a continuous or cumulative period of four months in any 12 month period where such inability is a result of physical or mental illness or injury; and


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
     (b) "JUST CAUSE" means conduct of the Executive that constitutes just cause to terminate the Executive's employment without any notice or compensation in lieu of notice at common law.

4.2  TERMINATION BY PINE VALLEY

Pine Valley, in its sole discretion and at any time, may terminate the employment of the Executive:

     (a)  for Just Cause; or

     (b) without Just Cause, subject to providing the payments and benefits set out in Section 4.3 of this Agreement;

in which case the Executive will be entitled to all Salary payable for Services provided up to the date of termination and 25% of the Salary in lieu of annual incentive compensation to which the Executive is entitled under the Plans and Programs for the year in which the termination occurs, pro-rated to the date of termination.

4.3  PAYMENTS IN THE EVENT OF TERMINATION WITHOUT JUST CAUSE

If the employment of the Executive is terminated by Pine Valley without Just Cause (and not by reason of Disability or death), whether or not the termination is related to a change of control of Pine Valley, then:

     (a)  Pine Valley will:

          (1) provide to the Executive 12 months notice of termination (the "Notice Period") or a lump sum payment amount equal to one times the annual Salary ;

          (2) pay to the Executive an amount equal to 25% of the annual Salary in lieu of annual incentive compensation payable pursuant to the Plans and Programs, provided that annual incentive compensation for the purpose of this Subsection (a)(2) does not include the Option Commitment granted by Pine Valley to the Executive effective September 24, 2004 (the "Option Commitment"); and

          (3) continue the Executive's participation in the Benefits provided to the Executive immediately preceding the date of the termination (excluding any short or long term disability plan) until the earliest of the expiration of the Notice Period set out in Subsection (1) and the death of the Executive; and

          (4) maintain in effect the Executive's right to exercise his options under the Option Commitment in accordance with Section 4.8 of this Agreement.


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
4.4  RESIGNATION BY EXECUTIVE

     (a) The Executive may resign from his employment under this Agreement by providing to Pine Valley a minimum of one month's and a maximum of three month's prior written notice of such resignation and, in such case, the Executive will be entitled to exercise all options under the Option Commitment, or any other Plans and Programs, that will have vested as of the last full business day before the expiry of the period of notice of resignation given by the Executive.

     (b) Upon receipt of written notice of resignation under Subsection 4.4(a) of this Agreement, Pine Valley may, at its option, earlier terminate the employment of the Executive in which case:

          (1) the Executive will be entitled to exercise all options under the Option Commitment, or any other Plans and Programs, that will have vested as of the last full business day before the expiry of the period of notice of resignation given by the Executive; and

          (2) Pine Valley will pay the Executive an amount equal to the Salary payable from the date of termination by Pine Valley until the earlier of the date of resignation selected by the Executive and three months from the date the Executive gave notice of resignation.

     (c) Notwithstanding Subsections 4.4(a) and (b) of this Agreement, the Executive may resign from employment immediately and thereupon will be entitled to the payments and benefits set out in Section 4.3 of this Agreement if:

          (1) Pine Valley conducts itself in a manner that would constitute a constructive dismissal of the Executive as determined in accordance with common law; and

          (2) the Executive resigns within three months of the conduct of Pine Valley that constitutes a constructive dismissal of the Executive.

4.5  DEATH AND DISABILITY

     (a)  Death. If the Executive dies during the Term, then:

          (1) employment of the Executive will terminate as of the date of death; and

          (2)  Pine Valley will pay to the estate of the Executive:

               (A)  unpaid Salary, if any, up to the date of death;

               (B) 50% of the annual Salary in lieu of annual incentive compensation payable pursuant to the Plans and Programs for the year in which the death occurs, prorated to the date of death, provided that annual


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
                    incentive compensation for the purpose of this Subsection
                    (2)(B) does not include the Option Commitment;

               (C) any compensation or benefits payable or owing to the Executive on or after death in accordance with the terms of any Benefits plans in which the Executive is participating immediately prior to his death; and

          (3) the Executive's estate shall have the right to exercise the Executive's options under the Option Commitment in accordance with Section 4.8 of this Agreement.

     (b) Disability. If the Executive's employment is terminated by reason of Disability, then the Executive will be entitled thereafter to receive in lieu of the greater of the Notice Period set out in Section 4.3(a) of this Agreement and the reasonable notice period owed to the Executive as determined at common law (the "Reasonable Notice Period"):

          (1) continued Salary payments for the duration of the Reasonable Notice Period;

          (2) continued annual incentive plan compensation pursuant to the Plans and Programs that would have become payable to the Executive during the Reasonable Notice Period if the Executive had continued to be employed during the Reasonable Notice Period;

          (3) any Benefits (other than Benefits relating to Disability) to which the Executive would have otherwise been entitled during the Reasonable Notice Period if the Executive had continued to be employed during the Reasonable Notice Period; and

          (4) any Benefits relating to Disability that the Executive is entitled to as determined by the terms and conditions of any applicable Benefit plans, provided that if the Executive receives any Benefits under this Subsection (4) during any portion of the Reasonable Notice Period, then Pine Valley will not be obligated to pay to the Executive the amounts covered by such Benefits that would otherwise be payable to the Executive under Subsection (1).

4.6  OTHER CONDITIONS

The obligations of Pine Valley to the Executive on termination of employment of the Executive by Pine Valley or by the Executive for any reason are subject to the following conditions:

     (a) Pine Valley is not obligated to continue the Executive's participation in the Benefits as set out in Section 4 of this Agreement where the continuation is not permitted pursuant to the terms of such Benefits or by law, and if Pine Valley is not permitted to continue such accrual or participation, then the Executive will not be entitled to any compensation in lieu thereof;

     (b) Pine Valley is not obligated to provide share options or provide other incentive compensation, or compensation in lieu of either share options or other incentive compensation, to the Executive except as expressly set out in this Agreement, the Option Commitment, the Company's Option Plan, the Plans and Programs, and any other stock option agreement between the Executive and Pine Valley;

     (c) Pine Valley may at any time or from time to time amend or terminate any Benefits or Plans and Programs that are continued or available after the date of termination of the Executive provided that the subject Benefits or Plans and Programs are similarly terminated or amended for all executives of Pine Valley;

     (d) except as otherwise provided for in this Agreement, the date of termination for all purposes will be the last day of work of the Executive and will precede any period during which Pine Valley is obligated to pay Salary or continue Benefits and other compensation under Section 4.3 or 4.4; and

     (e) the Executive will not be obligated to make reasonable efforts to find alternative employment for any period during which Pine Valley is obligated to continue participation in Benefits and Plans and Programs pursuant to Section 4.3 or 4.4, and the participation in Benefits and Plans and Programs pursuant to Section 4.3 or 4.4 will not be reduced or discontinued as a result of any employment of the Executive that commences after the employment of the Executive with Pine Valley ceases.

4.7  TERMINATION OF OBLIGATIONS

In the event of termination of the employment of the Executive by Pine Valley or by the Executive, all obligations of Pine Valley to the Executive will terminate except as specifically set forth in Section 4 of this Agreement and Pine Valley will have no further obligation or liability for any claim, action or demand, whether at common law or under any legislation from time to time applicable and in force or otherwise for damages or loss sustained by the Executive arising out of the employment of the Executive by Pine Valley or the termination or cessation of that employment.

4.8  ACCELERATED VESTING OF INCENTIVE STOCK OPTIONS

Notwithstanding the vesting provisions set out in the Option Commitment, in the event of:

     (a) the termination of the employment of the Executive for any reason other than:

          (1)  termination for Just Cause; or

          (2) the Executive being convicted of an indictable criminal offence in the nature of fraud,


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
               (any termination of the Executive's employment by Pine Valley, or by reason of the Executive's death, other than for the reasons listed above being a "Non-Critical Termination"); or

     (b) a takeover of Pine Valley or other corporate transaction that will result in greater than 50% of the outstanding voting shares of Pine Valley being owned, directly or indirectly, by a person or group of persons acting jointly and in concert, where no such person or member of a group of such persons presently owns, directly or indirectly, more than 15% of the outstanding voting shares of Pine Valley, or a sale of all or substantially all of the assets of Pine Valley (in any such case, a "Triggering Event"), the Executive's Options under the Option Commitment will be deemed to be fully vested and immediately exercisable on the first to occur of:

     (c) in the event of a Triggering Event that results from a takeover bid, on the date that the bidder takes up and pays for the Pine Valley shares under the subject bid;

     (d) in the event of a Triggering Event that results from some other transaction, on the date that Pine Valley or its shareholders become subject to the principal transaction document governing the terms of the subject transaction; and

     (e) in the event of a Non-Critical Termination, on the date of termination as defined in Subsection 4.6(d) of this Agreement, or on the date of death, as the case may be.

5.   GENERAL PROVISIONS

5.1  ENFORCEABILITY AND SEVERABILITY

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties hereto, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The remainder of this Agreement will remain in full force and effect. In the event any such deemed restatement of any such provision prevents the accomplishment of a fundamental purpose of this Agreement, Pine Valley and the Executive will immediately commence negotiations in good faith to provide the party which has been adversely affected by such restatement with value (in cash or in kind) equivalent to the value that such party would have received had such provision not been restated.

5.2  ASSIGNMENT AND BENEFIT

The Executive will not assign or transfer this Agreement or any rights or obligations hereunder. Pine Valley may assign this Agreement to any successor to Pine Valley and the provisions hereof will inure to the benefit of, and be binding upon, each successor of Pine Valley, whether the successor arises by merger, consolidation or transfer of all or substantially all of its assets. This


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
Agreement shall enure to the benefit of and be enforceable by the Executive's successors and legal representatives.

5.3  ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the parties hereto. The Executive acknowledges and agrees that any prior agreements or representations, whether oral or written and whether express or implied, between the Executive and Pine Valley, are hereby terminated and the Executive has no rights or entitlements under any such prior agreements or representations against Pine Valley.

5.4  NOTICES

All notices, requests and other communications to any party hereunder will be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to Pine Valley, at

          #501 - 535 Thurlow Street
          Vancouver, BC V6E 3L2
          Fax: (604) 682-4698
          Attention: President

          If to the Executive, at:

          7670 First Place, Suite A
          Oakwood Village, OH 44146
          United States
          Fax: (440) 359-0001

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication will be deemed to have been given when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

5.5  AMENDMENTS AND WAIVERS

No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, will be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent will be effective only in the specific instance and for the purpose for which given.


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
5.6  HEADINGS

Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

5.7  COUNTERPARTS

This Agreement may be executed in counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement.

5.8  CANADIAN DOLLARS

All dollar amounts referred to herein will be in lawful currency of Canada.

5.9  GOVERNING LAW

This Agreement and its application and interpretation will be governed exclusively by the laws of British Columbia and the laws of Canada applicable in British Columbia.

5.10 ATTORNMENT

Each party will submit to the jurisdiction of the Supreme Court of British Columbia and all Courts having appellate jurisdiction thereover in any suit, action or other proceeding arising out of or relating to this Agreement commenced in such Court by one party against the other party (a "Permitted Action"), and each party waives and will not assert by way of motion as defence or otherwise in any Permitted Action, any claim that:

     (a)  such party is not subject to the jurisdiction of such Court;

     (b)  such permitted action is brought in an inconvenient forum;

     (c)  the venue of such permitted action is improper; or

     (d) any subject matter of such permitted action may not be enforced in or by such Court.

In any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgement rendered in a Permitted Action no party to this Agreement will seek, other than by way of appeal, in any Court of any jurisdiction any review pertaining to the merits of any Permitted Action, whether or not such party appears in or defends the Permitted Action.

5.11 INDEPENDENT LEGAL ADVICE

The Executive hereby acknowledges that he has had the opportunity to obtain independent legal advice regarding this Agreement and has either obtained such advice or has waived his right to obtain such advice.


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
5.12 SURVIVAL

Sections 4 and 5 of this Agreement will survive the termination of employment of the Executive and will continue in full force and effect.

5.13 COLLECTION AND USE OF PERSONAL INFORMATION

The Executive acknowledges that Pine Valley will collect, use and disclose health and other personal information for employment and business related purposes. The Executive consents to Pine Valley collecting, using and disclosing health and other personal information of the Executive for employment and business related purposes in accordance with the privacy policy of Pine Valley.

5.14 TIME

Time is of the essence.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

PINE VALLEY MINING CORPORATION


/s/ Mark T. Smith
-----------------------------------------
By: Mark T. Smith
Its: Director


JEFFREY M. FEHN


/s/ Jeffrey M. Fehn
-----------------------------------------


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
                                  SCHEDULE "A"

                             DESCRIPTION OF SERVICES

1. Formulation of medium and long term strategic goals for Pine Valley and facilitating their implementation;

2. Principal executive responsibility for financial modelling and all financing transactions;

3. Management and supervision of senior Pine Valley management;

4. Evaluation of Pine Valley's disclosure obligations under applicable securities laws, in conjunction with directors, officers and professional advisors to Pine Valley ;

5. Organization and leadership of board meetings and regular executive management meetings;

6. Negotiation of employment contracts, overseeing management prospect search, and interviewing new candidates for hire.

7. Management of the preparation of public announcements, MD & A and other public disclosure documents;

8. Oversight and/or participation in the negotiation of key contracts;

9. Communications with and setting expectations for key professional advisors to Pine Valley and its subsidiaries;

10. Consideration of risk management matters (including arranging for D&0 insurance for Pine Valley officers and directors);


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
                                  SCHEDULE "B"

                    INCENTIVE COMPENSATION PLANS AND PROGRAMS

1. OPTION COMMITMENT GRANTED TO THE EXECUTIVE PURSUANT TO THE STOCK OPTION PLAN AND MADE EFFECTIVE SEPTEMBER 24, 2004;


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
                                  SCHEDULE "C"

                                    BENEFITS

PINE VALLEY MINING                                                  July 7, 2004

Province: BRITISH COLUMB                                               _IC: 1011

                                                                                              # OF       MONTHLY      MONTHLY
       BENEFIT                                PLAN DESIGN                           VOLUME     EES        RATE        PREMIUM
       -------                                -----------                          --------   ----   --------------   -------
Basic Life Insurance   First benefit: $50,000                                      $250,000     5    $ 0.3351,000     $ 75.00
                       Non-Evidence Maximum: $50,000
                       Benefit reduces 50% at age 65
                       Benefit terminates at age 70

    Basic A D & D      Equivalent to Basic Life Benefit                            $250,000     5    $0.02951,000     $  7.25

   Dependent Life      Spouse $5,000   Each dependent child: $2,500                2 Unit(s)    5    $  1.01 Unit     $  2.02

  Weekly Indemnity     66.67% of weekly earnings to a maximum weekly benefit of
                       $1,000 payable on the:
                       - 1st day for hospitalization and accident
                       - 8th day for sickness   Benefit duration to age 65         $  3,895     5    $   0.601810     $233.16
                       Benefits are not Taxable   Non- Evidence Maximum $1,000
                       Benefits are payable for up to 17 weeks

Long Term Disability   66.7% of monthly earnings, rounded to the next higher
                       $1.00, subject to maximum of $7,500
                       Non-Evidence Maximum: $1,500                                $ 21,003     5    $   1.885100     $394.86
                       Elimination period: 17 weeks   C.G.L.A.: Net included
                       Benefit duration: to age 65   Benefits are not taxable
                       Offset Primary CFF and WCB
                       Definition of disability: 2 years 'own occupation'

Extended Health Care   No deductible applies   Drug Type: Generic Drugs
                       Reimbursement: 100% in Canada, 100% Out-of-Canada
                       (Emergency 50% Pay-Direct drug card included
                                                                                    3 Singe     5    $34.54/Single    $275.96
                                      100% Semi-Private Hospital 100%              2 Family          $56.67/Family
                                      Paramedical subject to $500
                       per year maximum per practioner
                       Vision Care: $200/24 months - 100% Reimbursement
                       Private Duty Nursing at $10,000 per calendar year
                       Employee Assistance Program is included   TLR-0.705

PINE VALLEY MINING                                                  July 7, 2004

Province: BRITISH COLUMB                                               _IC: 1011

                                                                                              # OF       MONTHLY      MONTHLY
       BENEFIT                                PLAN DESIGN                           VOLUME     EES        RATE        PREMIUM
       -------                                -----------                          --------   ----   --------------   -------
     Dental Care       No deductible applies
                       Reimbursement: 80% Basic Services with 6 months recall
                       and 50% Major                                               3 Single     5    $43.33/Single    $345.49
                       Restorative Services
                       Maximum Benefit: $1,500 annual maximum for Basic
                       Services. $1,000 annual                                     2 Family          $108.25/Family
                       maximum for Major Restorative Services

                       Current Practical Association Fee Schedule for General
                       Practitioners   TLR=0.705

QUOTE EXPIRY DATE: September 5, 2004                                                     Sub-Total Monthly Premium: $2,335.74

*E. & O. E.

Prepared by: TAMMY LESLIE FOR MARTIN LEDSHAM                                                 Total Monthly Premium: $1,335.74

Note: 1. All quotations are subject to the provision of satisfactory health assistance of required by the Adviser.

      2.    All quotations are subject to verification by EXCON.

      3. If average is currently in force with Maritime Life, this quote is not valid

      4. A $10 monthly administration fee will apply for monthly billing if monthly premium is under $750. This fee does not apply to premium paid via Automatic Bank Debit.


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